Exhibit 11.1


                       Code of Business Conduct and Ethics

Introduction

     This Code of Business Conduct and Ethics (the "Code") has been adopted by our Board of Directors and summarises the standards that must guide our actions. While covering a wide range of business practices and procedures, these standards cannot and do not cover every issue that may arise, or every situation where ethical decisions must be made, but rather set forth key guiding principles that represent the Bank's policies and establish conditions for employment at the Bank.

     We must strive to foster a culture of honesty and accountability. Our commitment to the highest level of ethical conduct should be reflected in all of the Bank's business activities including, but not limited to, relationships with employees, customers, suppliers, competitors, the government and the public, and our shareholders. All of our employees, officers and directors must conduct themselves according to the language and spirit of this Code and seek to avoid even the appearance of improper behaviour. Even well intentioned actions that violate the law or this Code may result in negative consequences for the Bank and for the individuals involved.

     One of our most valuable assets is our reputation for integrity, professionalism and fairness. We should all recognise that our actions are the foundation of our reputation and adhering to this Code and applicable law is imperative.

Conflicts of Interest

     Our employees, officers and directors have an obligation to conduct themselves in an honest and ethical manner and act in the best interest of the Bank. All employees, officers and directors should endeavour to avoid situations that present a potential or actual conflict between their interest and the interest of the Bank.

     A "conflict of interest" occurs when a person's private interest interferes in any way, or even appears to interfere, with the interest of the Bank, including its subsidiaries and affiliates. A conflict of interest can arise when an employee, officer or director takes an action or has an interest that may make it difficult for him or her to perform his or her work objectively and effectively. Conflicts of interest may also arise when an employee, officer or director (or his or her family members) receives improper personal benefits as a result of the employee's, officer's or director's position in the Bank.

     Although it would not be possible to describe every situation in which a conflict of interest may arise, the following are examples of situations which may constitute a conflict of interest:

o Working, in any capacity, for a competitor, customer, supplier or other third party while employed by the Bank.

o Accepting gifts of more than modest value or receiving personal discounts (if such discounts are not generally offered to the public) or other benefits as a result of your position in the Bank from a competitor, customer or supplier.

o Competing with the Bank for the purchase or sale of property, products, services or other interests.

o Having an interest in a transaction involving the Bank, a competitor, customer or supplier (other than as an employee, officer or director of the Bank and not including routine investments in publicly traded companies).

o Receiving a loan or guarantee of an obligation as a result of your position with the Bank.

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o    Directing business to a supplier owned or managed by, or which employs, a relative or friend.

     In the event that an actual or apparent conflict of interest arises between the personal and professional relationship or activities of an employee, officer or director, the employee, officer or director involved is required to handle such conflict of interest in an ethical manner in accordance with the provisions of this Code.

Quality of Public Disclosures

     The Bank has a responsibility to communicate effectively with shareholders so that they are provided with full and accurate information, in all material respects, about the Bank's financial condition and results of operations. Our reports and documents required to be filed with or submitted to the Reserve Bank of India, Securities and Exchange Board of India, stock exchanges in India, United States Securities and Exchange Commission or other regulatory agencies and our other public communications shall include full, fair, accurate, timely and understandable disclosure.

Compliance with Laws, Rules and Regulations

     We are strongly committed to conducting our business affairs with honesty and integrity and in full compliance with all applicable laws, rules and regulations. No employee, officer or director of the Bank shall commit an illegal or unethical act, or instruct others to do so, for any reason. The Bank also disseminates information regarding compliance with the laws, rules and regulations that affect our business.

Trading on Inside Information

     Using non-public information to trade in securities, or providing a family member, friend or any other person with a "tip", is illegal. All non-public information should be considered inside information and should never be used for personal gain. You are required to familiarise yourself and comply with the Bank's Code of Conduct for Prevention of Insider Trading, copies of which are distributed to all employees, officers and directors and are available on the Intranet or from the Company Secretary. You should contact the Company Secretary with any questions about your ability to buy or sell securities.

Protection of Confidential Proprietary Information

     Confidential proprietary information generated and gathered in our business is a valuable asset. Protecting this information plays a vital role in our continued growth and ability to compete, and all proprietary information should be maintained in strict confidence, except when disclosure is authorised by the Bank or required by law.

     Proprietary information includes all non-public information that might be useful to competitors or that could be harmful to the Bank or its customers if disclosed. Intellectual property such as trade secrets, patents, trademarks and copyrights, as well as business, research and new product plans, objectives and strategies, records, databases, salary and benefits data, employee medical information, customer, employee and suppliers lists and any unpublished financial or pricing information must also be protected.

     Unauthorised use or distribution of proprietary information violates the Bank's policy and could be illegal. Such use or distribution could result in negative consequences for both the Bank and the individuals involved, including potential legal and disciplinary actions. We respect the property rights of other companies and their proprietary information and require our employees, officers and directors to observe such rights.


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     Your obligation to protect the Bank's proprietary and confidential information continues even after you leave the Bank, and you must return all proprietary information in your possession upon leaving the Bank.

Protection and Proper Use of the Bank's Assets

     Protecting the Bank's assets against loss, theft or other misuse is the responsibility of every employee, officer and director. Loss, theft and misuse of the Bank's assets directly impact our profitability. Any suspected loss, misuse or theft should be reported to a manager/supervisor or the Chief Financial Officer.

     The sole purpose of the Bank's equipment, vehicles, supplies and electronic resources (including, hardware, software and the data thereon) is the conduct of our business. They may only be used for the Bank's business consistent with the Bank's guidelines.

Corporate Opportunities

     Employees, officers and directors are prohibited from taking for themselves business opportunities that arise through the use of corporate property, information or position. No employee, officer or director may use corporate property, information or position for personal gain, and no employee, officer or director may compete with the Bank. Competing with the Bank may involve engaging in the same line of business as the Bank, or any situation where the employee, officer or director takes away from the Bank opportunities for sales or purchases of property, products, services or interests.

Fair Dealing

     Each employee, officer and director of the Bank should endeavour to deal fairly with customers, suppliers, competitors, the public and one another at all times and in accordance with ethical business practices. No one should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any other unfair dealing practice. No payment in any form shall be made directly or indirectly to or for anyone for the purpose of obtaining or retaining business or obtaining any other favourable action. The Bank and the employee, officer or director involved may be subject to disciplinary action as well as potential civil or criminal liability for violation of this policy.

     Occasional business gifts to and entertainment of non-employees in connection with business discussions or the development of business relationships are generally deemed appropriate in the conduct of the Bank's business. However, these gifts should be given infrequently and their value should be modest. Gifts or entertainment in any form that would likely result in a feeling or expectation of personal obligation should not be extended or accepted.

Compliance with This Code and Reporting of Any Illegal or Unethical Behaviour

     All employees, directors and officers are expected to comply with all of the provisions of this Code. The Code will be strictly enforced and violations will be dealt with immediately, including subjecting persons to corrective and/or disciplinary action such as dismissal or removal from office. Violations of the Code that involve illegal behaviour will be reported to the appropriate authorities. The Bank recognises the need for this Code to be applied equally to everyone it covers. The Head, Corporate Legal Group of the Bank will have primary authority and responsibility for the enforcement of this Code, subject to the supervision of the Board Governance & Remuneration Committee or, in the case of accounting, internal accounting controls or auditing matters, the Audit Committee of the Board of Directors, and the Bank will devote the necessary resources to enable the Head, Corporate Legal Group to establish such procedures as may be reasonably necessary to create a culture of


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accountability and facilitate  compliance with this Code.  Questions  concerning this Code should be directed to the Head, Corporate Legal Group.

     The Bank encourages all employees, officers and directors to report any suspected violations promptly and intends to thoroughly investigate any good faith reports of violations. The Bank will not tolerate any kind of retaliation for reports or complaints regarding misconduct that were made in good faith. Open communication of issues and concerns by all employees, officers and directors without fear of retribution or retaliation is vital to the successful implementation of this Code. You are required to cooperate in internal investigations of misconduct and unethical behaviour.

     Employees, officers and directors should promptly report any concerns about violations of ethics, laws, rules, regulations or this Code, including by any senior executive officer or director, to their supervisors/managers or Head, Corporate Legal Group or, in the case of accounting, internal accounting controls or auditing matters, the Audit Committee of the Board of Directors. Any such concerns involving the Head, Corporate Legal Group should be reported to the Board Governance & Remuneration Committee. Interested parties may also communicate directly with the Company's non-management directors through contact information located in the Company's annual report or its website.

     The Head, Corporate Legal Group shall notify the Board Governance & Remuneration Committee of any concerns about violations of ethics, laws, rules, regulations or this Code by any senior executive officer or director reported to him.

     You should report actions that may involve a conflict of interest to the Corporate Legal Group. In order to avoid conflicts of interests, senior executive officers and directors must disclose to the Head, Corporate Legal Group any material transaction or relationship that reasonably could be expected to give rise to such a conflict, and the Head, Corporate Legal Group shall notify the Board Governance & Remuneration Committee of any such disclosure. Conflicts of interests involving the Head, Corporate Legal Group shall be disclosed to the Board Governance & Remuneration Committee.

Waivers and Amendments

     Any waivers (including any implicit waivers) of the provisions in this Code for executive officers or directors may only be granted by the Board of Directors and will be promptly disclosed to the Bank's shareholders. Any such waivers will also be disclosed in the Bank's annual report under Indian law and its annual report on Form 20-F. Any waivers of this Code for other employees may only be granted by the Head, Corporate Legal Group. Amendments to this Code must be approved by the Board of Directors and will also be disclosed in the Company's annual reports.